                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               Amendment No. 2 to

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 March 10, 2000

                             ---------------------

                Date of Report (Date of earliest event reported)

                             AMKOR TECHNOLOGY, INC.

                             ---------------------

             (Exact name of Registrant as specified in its charter)

                                    Delaware

                             ---------------------

                 (State or other jurisdiction of incorporation)

      0-29472                                           23-1722724
--------------------                        ------------------------------------
(Commission File No.)                       (IRS Employer Identification Number)

                              1345 Enterprise Drive
                             West Chester, PA 19380
                                 (610) 431-9600
                             ---------------------
                    (Address of Principal Executive Offices)
                             ---------------------
          (Former name or former address, if changed since last report)

The Registrant hereby amends Items of the Report on Form 8-K filed on March 13, 2000, as follows:

Item 5(a) is restated, in its entirety, as follows:

     a) Our Proposed Acquisition of ASI's Packaging and Test Business and Investment in ASI

PROPOSED ACQUISITION

     We have agreed with ASI, subject to certain conditions, to purchase ASI's packaging and test business, which consists primarily of its K1, K2 and K3 factories. The purchase price for these assets will be approximately $950.0 million. The table below provides selected information about these factories:

                                                     APPROXIMATE
                                                    FACTORY SIZE
      FACTORY           LOCATION       EMPLOYEES    (SQUARE FEET)                SERVICES
      -------        --------------    ---------    -------------    ---------------------------------
K1.................  Seoul, Korea        3,300         646,000       lead frame packaging and package
                                                                     and process development
K2.................  Pucheon, Korea      1,800         264,000       lead frame and laminates
                                                                     packaging services
K3.................  Pupyong, Korea      1,500         404,000       advanced lead frame packaging and
                                                                     test services

     In connection with our acquisition of K1, K2 and K3, we will acquire all of ASI's patents, patent applications and other intellectual property rights related to its packaging and test business. We also plan to retain the approximately 6,600 Korean employees currently working at K1, K2 and K3. We intend to complete the acquisition during the second quarter of 2000.

PROPOSED INVESTMENT

     In October 1999, we purchased 10 million shares of ASI's common stock at a price of W5,000 per share, for approximately $41.6 million. As a result of this investment and the conversion of ASI's debt to equity by ASI's creditor banks, we now own approximately 18% of ASI's voting stock. We have also agreed to make a $459.0 million additional investment in ASI, subject to certain conditions. We have agreed to invest $309.0 million of this additional investment at the time we acquire K1, K2 and K3, with the remaining $150.0 million to be invested in three installments: $30.0 million by June 30, 2000, $60.0 million by August 31, 2000 and $60.0 million by October 31, 2000. However, we have the right to accelerate this investment. Of this $459.0 million investment, $109.0 million will be invested at a purchase price of W8,000 per share and the remaining $350.0 million will be invested at W18,000 per share. As of February 28, 2000, the closing price of ASI's common stock on the Korea Stock Exchange was W10,100 per share. As of March 16, 2000, the closing price of ASI's common stock on the Korea Stock Exchange was W15,600. Our investment will fulfill our prior obligation to invest $150.0 million in ASI. Based upon an exchange rate of W1,135 per $1.00 at December 31, 1999, we would purchase a total of approximately 37.5 million shares for this $459.0 million investment in ASI. If we acquire this number of shares of ASI's common stock, assuming ASI's creditor banks convert an additional W150 billion (approximately $132.0 million) of their ASI debt to equity in connection with our acquisition and investment, we will own approximately 43% of ASI's outstanding voting stock.

PROPOSED FINANCING

     We intend to finance the purchase of K1, K2 and K3 and the investment in ASI with our proposed private placement of Series A preferred stock, approximately $750.0 million of new secured bank debt, a proposed issuance of $225.0 million of convertible subordinated notes and cash on hand.

     In November 1999, we secured a commitment from a group of institutional investors to provide $410.0 million in equity financing for use in connection with our proposed acquisition of K1, K2 and K3.

If we consummate our acquisition of K1, K2 and K3, we would issue to these investors a total of 2,050,000 shares of Series A preferred stock, convertible into an aggregate of 20,500,000 shares of our common stock. In addition, we would issue warrants for an aggregate of 3,895,000 million shares of our common stock with a strike price of $27.50 per share to the Series A preferred stock investors. These warrants would expire four years after the date we issue them. For a more complete description of the rights and privileges of the Series A preferred stock, as well as a description of ancillary agreements that we would enter into with the Series A preferred stock investors, see "Proposed Private Placement of Series A Preferred Stock."

     We expect to borrow $750.0 million in new secured bank debt under a new $850.0 million secured credit facility to be provided by a syndicate of institutional lenders. We are currently in the process of negotiating the terms of the facility to be provided by a syndicate of institution lenders. The initial borrowing under the facility will be subject to the consummation of our proposed acquisition of K1, K2 and K3 and other related transactions. The facility will provide for amortization of the drawn amount over a five to five and one-half-year period and quarterly principal and interest payments. We will be required to make mandatory prepayments under the facility out of a portion of any excess cash flow, the net proceeds of any asset sales and the net proceeds of any issuance of debt or equity securities, subject to certain exceptions. We expect that the agreement governing the facility will include certain financial covenants, as well as covenants restricting our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. We expect that our obligations under the facility will be guaranteed by certain of our subsidiaries and will be secured by a pledge of the domestic assets of our company and our subsidiaries, a pledge of the shares of certain of our subsidiaries and a pledge of certain intercompany indebtedness.

     The closing of our proposed private placement of Series A preferred stock and our proposed new secured bank financing is expected to take place concurrently with, and is conditioned upon, the closing of our acquisition of K1, K2 and K3 and our investment in ASI. We cannot assure you that any of these transactions will occur.

RELATIONSHIP WITH ASI FOLLOWING OUR ACQUISITION OF ASI'S PACKAGING AND TEST BUSINESS AND OUR INVESTMENT IN ASI

     If we complete our proposed acquisition of K1, K2 and K3 and our proposed investment in ASI, we expect to continue to have certain contractual and other business relationships with ASI, including under our wafer fabrication services supply agreement with ASI. Under this supply agreement, we will continue to have the exclusive right to all of the wafer output of ASI's wafer fabrication facility. The supply agreement has a five-year term, expiring November 1, 2002, and may be terminated by either party upon five years' written notice after completion of the initial five year term. The supply agreement may also be terminated upon breach or insolvency of either party. The supply agreement generally provides for continued cooperation between our company and ASI in research and development.

     Concurrent with the completion of our proposed acquisition of K1, K2 and K3, we will enter into a transition services agreement with ASI. Pursuant to this agreement, we will provide many of the same services to ASI's wafer fabrication business that had been provided by ASI's packaging and test business prior to its acquisition by us, including human resources, accounting and general administrative services and customer services.

     Following our proposed investment in ASI and the anticipated conversion of additional ASI debt to equity by ASI's creditor banks, we will own approximately 43% of ASI's outstanding voting stock. Accordingly, we will report ASI's financial results in our financial statements through the equity method of accounting. If ASI's results of operations are adversely affected for any reason, our results of operations will suffer as well. Financial or other problems affecting ASI could also lead to a complete loss of our investment in ASI. In addition, under proposed changes in U.S. GAAP, we could be required to consolidate ASI's financial results with ours. In such an event, adverse changes in any line item of ASI's financial statements would adversely affect the corresponding line items in our consolidated financial statements.

     Our company and ASI will also continue to have close ties due to our overlapping ownership and management. We expect that Mr. James Kim will continue to serve as Chairman and as a Director of ASI and as our Chairman and Chief Executive Officer. The Kim family currently beneficially owns approximately 59% of our outstanding common stock and approximately 11% of ASI's voting stock. If we complete our proposed private placement of Series A preferred stock, our proposed investment in ASI and if ASI's creditor banks convert additional ASI debt into equity, the Kim family will beneficially own approximately 51% of our outstanding common and preferred stock and approximately 6% of ASI's voting stock. Even though the Kim family's direct ownership of ASI and our company will be reduced, we believe that the Kim family will continue to exercise significant influence over our company, ASI and its affiliates.

     We have also entered into agreements with ASI and Texas Instruments relating to our wafer fabrication business. For information on these agreements, see "Business -- Wafer Fabrication Services" in our report on Form 10-K for the year ended December 31, 1998.

     We may engage in other transactions with ASI from time to time that are material to us. The indentures governing our senior subordinated notes, our subordinated notes and our convertible subordinated notes, as well as the agreements relating to our new secured bank debt, restrict our ability to enter into transactions with ASI and other affiliates.

             PROPOSED PRIVATE PLACEMENT OF SERIES A PREFERRED STOCK

     In November, 1999 we secured a commitment from a group of investors to provide $410.0 million in equity financing for use in connection with our proposed acquisition of K1, K2 and K3 and proposed investment in ASI. The following discussion assumes that we have consummated these transactions.

SERIES A PREFERRED STOCK

     We would issue to these investors 2,050,000 shares of Series A preferred stock, convertible into an aggregate of 20,500,000 shares of our common stock. The Series A preferred stock would be convertible at any time at the election of the holder, and would convert automatically upon the earlier of (i) such time that the fair market value of our common stock exceeded predetermined levels for 30 consecutive trading days or (ii) five years after the first issue date of the Series A preferred stock. Holders of the Series A preferred stock would be entitled to receive dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor and prior to payment of dividends to holders of common stock. In the event of a liquidation, dissolution or winding up of our Company, holders of Series A preferred stock would be entitled to receive $200 per share, or an aggregate of $410.0 million (assuming issuance of 2,050,000 shares of Series A preferred stock) prior to and in preference of the holders of common stock. After the Series A preferred stock liquidation preference is paid, the holders of common stock would be entitled to share equally and ratably in the remaining assets of the Company, if any.

     Holders of Series A preferred stock would be entitled to vote on all matters on which the holders of common stock are entitled to vote and have the number of votes equal to the number of shares of common stock into which their shares of Series A preferred stock are convertible. In addition, the holders of the Series A preferred stock would be entitled to a class vote to approve (i) changes to our Certificate of Incorporation or Bylaws if such change would directly and adversely affect the rights of the Series A preferred stock or (ii) authorization of any class of stock having preference or priority to the rights of the Series A preferred stock. Finally, for so long as at least 500,000 shares of Series A preferred stock remain outstanding, the holders of the Series A preferred stock will be entitled to elect one member of our Board of Directors.

WARRANTS

     We would issue warrants for an aggregate of 3,895,000 shares of common stock with a strike price of $27.50 per share to the Series A preferred stock investors. These warrants would expire four years after the date we issue them.

STOCKHOLDER RIGHTS AGREEMENT

     We would enter into an agreement with the Series A preferred stock investors relating to their rights and obligations as stockholders. The agreement would include the following provisions:

     - Registration Rights: Holders of the Series A preferred stock and warrants issued with respect thereto would be entitled to certain rights with respect to the registration of the resale of shares of common stock issued on conversion or exercise thereof (the "Registrable Securities") under the Securities Act. We will have an obligation to register part or all of these shares after the first anniversary of the date we first issue the Series A preferred stock on up to four occasions if the holders of at least 20% of the Registrable Securities request that we do so, provided that we have not already caused a registration statement to go effective within the last nine months. In addition, we shall extend to the holders of Registrable Securities the right to include their securities in registrations initiated by us. These registration rights would expire six years after we issue the Series A preferred stock.

     - Preemptive Rights: We would extend to the holders of at least 750,000 shares of Registrable Securities the right to purchase up to their pro-rata amount of new securities that we issue, subject to various exceptions, until five years after we issue the Series A preferred stock.

Item 5(b)(1) is restated, in its entirety, as follows:

     b)   Financial Data of Amkor and ASI

          1)   Unaudited Pro Forma Consolidated Financial Data of Amkor

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF AMKOR

     The unaudited pro forma consolidated balance sheet as of December 31, 1999 appearing below gives effect to the following proposed transactions as if they had occurred on December 31, 1999:

     - our proposed $410.0 million private placement of our Series A preferred stock;

     - our proposed incurrence of $750.0 million of new secured bank debt;

     - our proposed issuance of $225.0 million of convertible subordinated notes;

     - our proposed acquisition of K1, K2 and K3 for $950.0 million;

     - our proposed $459.0 million equity investment in ASI;

     - ASI's use of the net proceeds from its proposed sale of K1, K2 and K3 and our proposed investment, principally to repay outstanding debt; and

     - the proposed conversion of W150 billion (approximately $132 million) of ASI's debt to equity by ASI's creditor banks.

     The unaudited pro forma, consolidated income statement for the year ended December 31, 1999 appearing below gives effect to the above proposed and the following historical transactions for the year ended December 31, 1999 appearing below as if they occurred on January 1, 1999:

     - our acquisition of K4 in May 1999 for $582.0 million and our incurrence of $625.0 million of long-term debt in connection with that acquisition;

     - our W50 billion (approximately $41.6 million) equity investment in ASI in October 1999;

     - the conversion of W98 billion (approximately $82 million) of ASI's debt into equity by ASI's creditor banks in October 1999; and

     - ASI's use of the net proceeds from its sale of K4, principally to repay outstanding debt.

     The unaudited pro forma consolidated financial information appearing below is not necessarily indicative of the results of operations and financial condition that we would have achieved if the completed and proposed transactions described above had actually been consummated on such dates, nor are they necessarily indicative of the future results and financial condition we will achieve if the proposed transactions are consummated. In addition, while we expect that the proposed transactions described above will be consummated on the terms described in this report, these transactions may not be consummated on those terms, or at all. Accordingly, our future results and financial condition could vary significantly from the unaudited pro forma consolidated financial information appearing below.

     We have used the purchase method of accounting in accordance with APB Opinion No. 16 "Business Combinations" to prepare the accompanying unaudited pro forma consolidated financial information. Under this method of accounting, we allocated (1) the $575.0 million aggregate purchase price of K4, plus $7.0 million of assumed employee benefit liabilities and (2) the $950.0 million aggregate purchase price of K1, K2 and K3, to specific assets acquired based on their estimated fair values. The purchase price does not include $20.3 million of transaction expenses incurred in connection with the acquisition of K4 or the $30.0 million of estimated transaction fees and expenses expected to be incurred in connection with our proposed acquisition of K1, K2 and K3 and related financing. The balance of the purchase price both of K4 and of K1, K2 and K3 represents the excess of cost over net assets acquired. We have estimated the preliminary fair value of K1, K2 and K3 assets based primarily on our knowledge of this business and on information furnished by ASI. We will determine the final allocation of the purchase price after the consummation of the acquisition of K1, K2 and K3 based upon the receipt of an appraisal. We will not complete all of the work required to fully evaluate the assets acquired by the time of the closing of the acquisitions. Accordingly, we may not finalize purchase accounting adjustments for up to one year after the closing of our acquisition of K1, K2 and K3.

     We have used the equity method of accounting in accordance with APB Opinion No. 18 to prepare the accompanying unaudited pro forma financial information to give effect to our investment in ASI. Under this method of accounting, our investment in ASI is carried at cost plus or minus our equity in all increases or decreases in the investee's net assets after the date of investment. Under the equity method, net income and stockholders' equity of the investor should be the same as if the investor fully consolidated the investee. Accordingly, we have included in the unaudited pro forma consolidated income statement for the year ended December 31, 1999 the equity in the loss of ASI, including amortization of the excess of the cost of our investment over the underlying equity in the net assets at the date of investment.

     We have prepared the unaudited pro forma consolidated financial information in accordance with U.S. GAAP. These principles require us to make extensive use of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (2) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999





                                                                     PRO FORMA
                                                                    ADJUSTMENTS
                                                                        FOR
                                                                    ACQUISITION       PRO FORMA
                                                                     OF K1, K2       ADJUSTMENTS
                                                         K1, K2     AND K3 AND           FOR
                                            AMKOR        AND K3   OUR INVESTMENT      PROPOSED        PRO FORMA
                                          HISTORICAL   HISTORICAL     IN ASI          FINANCING      AS ADJUSTED
                                          ----------   ----------   -----------    --------------    -----------
                                                                      (IN THOUSANDS)
ASSETS
Cash and cash equivalents...............  $   98,045   $      --     $      --       $   (4,391)(a)  $   93,654
Short-term investments..................     136,595          --            --         (136,595)             --
Accounts receivable:
  Trade.................................     157,281       3,416        (3,416)(b)       71,500(e)      228,781
  Due from affiliates...................       6,278     304,762      (304,762)(b)           --           6,278
  Other.................................       6,469       3,653        (3,653)(b)           --           6,469
Inventories.............................      91,465       7,984            --               --          99,449
Other current assets....................      11,117       2,666        (2,666)(b)           --          11,117
                                          ----------   ---------     ---------       ----------      ----------
         Total current assets...........     507,250     322,481      (314,497)         (69,486)        445,748
                                          ----------   ---------     ---------       ----------      ----------
Property, plant and equipment, net......     859,768     404,384        20,616(c)            --       1,284,768
                                          ----------   ---------     ---------       ----------      ----------
Investments.............................      63,672          --       459,000(j)            --         522,672
                                          ----------   ---------     ---------       ----------      ----------
Other assets:
  Due from affiliates...................      27,858         277          (277)(b)           --          27,858
  Excess of cost over net assets
    acquired............................     233,532          --       517,016(d)            --         750,548
  Deferred income taxes.................          --      41,656       (41,656)(b)           --              --
  Other.................................      63,009       4,953        (4,953)(b)       30,000(f)       93,009
                                          ----------   ---------     ---------       ----------      ----------
         Total other assets.............     324,399      46,886       470,130           30,000         871,415
                                          ----------   ---------     ---------       ----------      ----------
         Total assets...................  $1,755,089   $ 773,751     $ 635,249       $  (39,486)     $3,124,603
                                          ==========   =========     =========       ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Bank overdraft..........................  $   16,209   $      --     $      --       $       --      $   16,209
Short-term borrowings and current
  portion of long-term debt.............       6,465          --            --           (6,465)(k)          --
Trade accounts payable..................     122,147      51,360       (51,360)(b)           --         122,147
Due to affiliates.......................      37,913      14,788       (14,788)(b)           --          37,913
Accrued expenses........................      88,577      13,845       (13,845)(b)           --          88,577
Accrued income taxes....................      41,587          --            --               --          41,587
                                          ----------   ---------     ---------       ----------      ----------
         Total current liabilities......     312,898      79,993       (79,993)          (6,465)        306,433
Long-term debt..........................       9,021          --            --          750,000(g)      750,000
                                                                                         (9,021)(k)          --
Due to affiliates.......................          --     124,294      (124,294)              --              --
Senior and senior subordinated notes....     625,000          --            --               --         625,000
Convertible subordinated notes..........      53,435          --            --          225,000(h)      278,435
Other noncurrent liabilities............      16,994      45,122       (45,122)(b)           --          16,994
                                          ----------   ---------     ---------       ----------      ----------
         Total liabilities..............   1,017,348     249,409      (249,409)         959,514       1,976,862
                                          ----------   ---------     ---------       ----------      ----------
Stockholders' equity:
  Common stock..........................         131          --            --               --             131
  Preferred stock.......................          --          --            --                2(i)            2
  Warrants to purchase common stock.....          --          --            --           35,000(i)       35,000
  Additional paid-in capital............     551,964          --            --          374,998(i)      926,962
  Receivable from stockholders..........      (3,276)         --            --               --          (3,276)
  Retained earnings.....................     189,733          --            --               --         189,733
  Unrealized losses.....................        (811)         --            --               --            (811)
  Net assets (liabilities)..............          --     524,342      (524,342)(b)           --              --
                                          ----------   ---------     ---------       ----------      ----------
         Total stockholders' equity.....     737,741     524,342      (524,342)         410,000       1,147,741
                                          ----------   ---------     ---------       ----------      ----------
         Total liabilities and
           stockholders' equity.........  $1,755,089   $ 773,751     $(773,751)      $1,369,514      $3,124,603
                                          ==========   =========     =========       ==========      ==========

---------------
(a) Represents net cash to be used to acquire K1, K2 and K3, to make the additional investment in ASI and to pay transaction fees and expenses.

(b) Represents the elimination of those assets and liabilities of K1, K2 and K3 that we will not acquire or assume as part of our proposed acquisition of K1, K2 and K3.

(c) Represents the excess of the fair value over the book value of the property, plant and equipment acquired.

(d) Represents the excess of the purchase price for K1, K2 and K3 over the estimated fair values of the net assets acquired.

(e) Represents the repurchase of accounts receivable to retire our accounts receivable sales agreement.

(f) Represents transaction fees and expenses, which have been recorded as deferred financing costs and will be amortized over the debt's term.

(g) Represents the financing of the transactions with $750.0 million of new secured bank debt.

(h) Represents the proposed issuance of $225.0 million of convertible subordinated notes.

(i) Represents the issuance of 2,050,000 shares of Series A preferred stock at $200 per share (convertible into 20,500,000 shares of common stock at $20.00 per share) and the fair value of the related warrants to purchase 3,895,000 shares of common stock at $27.50 per share.

(j)  Represents our additional $459.0 million investment in ASI.

(k)  Represents the paydown of existing debt.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)



                                                                                     PRO FORMA
                                                                                    ADJUSTMENTS
                                                                                       FOR
                                                        PRO FORMA                   ACQUISITION
                                                        ADJUSTMENT                   OF K1, K2
                                                           FOR           K1, K2   AND K3 AND OUR      PRO FORMA
                               AMKOR          K4       ACQUISITION       AND K3     INVESTMENT      ADJUSTMENT FOR     PRO FORMA
                             HISTORICAL   HISTORICAL      OF K4        HISTORICAL     IN ASI      PROPOSED FINANCING  AS ADJUSTED
                             ----------   ----------   ------------    ---------- --------------  ------------------  -----------
                                                                        (IN THOUSANDS)
Net revenues...............  $1,909,972    $ 42,582      $(39,353)(a)   $435,659     $(407,751)(a)     $    --        $1,941,109
Cost of revenues --
 including purchases
 from ASI..................   1,577,226      30,725       (39,353)(a)    289,233      (407,751)(a)          --         1,472,235
                                                           10,751(b)                    51,881(b)           --
                                                           (4,792)(c)                  (35,685)(c)          --
                             ----------    --------      --------       --------     ---------        --------        ----------
   Gross profit............     332,746      11,857        (5,959)       146,426       (16,196)             --           468,874
                             ----------    --------      --------       --------     ---------        --------        ----------
Operating expenses:
 Selling, general and
   administrative..........     145,233       2,344            --         16,120            --              --           163,697
 Research and
   development.............      11,436         536            --          3,383            --              --            15,355
                             ----------    --------      --------       --------     ---------        --------        ----------
     Total operating
       expenses............     156,669       2,880            --         19,503            --              --           179,052
                             ----------    --------      --------       --------     ---------        --------        ----------
   Operating income........     176,077       8,977        (5,959)       126,923       (16,196)             --           289,822
                             ----------    --------      --------       --------     ---------        --------        ----------
Other (income) expense:
 Interest expense, net.....      45,364      24,492        (1,319)(d)    (19,091)       19,091(d)       83,990(g)        159,760
                                     --          --            --             --            --           1,733(h)             --
                                                                                                         7,049(h)             --
                                                                                                        (1,549)(h)            --
 Foreign currency (gain)
   loss....................         308     (16,665)       16,665(d)        (582)          582(d)           --               308
 Other (income) expense,
   net.....................      25,117         113            --          1,449            --          (4,280)(i)        22,399
                             ----------    --------      --------       --------     ---------        --------        ----------
     Total other (income)
       expense.............      70,789       7,940        15,346        (18,224)       19,673          86,943           182,467
                             ----------    --------      --------       --------     ---------        --------        ----------
   Income (loss) before
     income taxes and
     minority interest.....     105,288       1,037       (21,305)       145,147       (35,869)        (86,943)          107,355
Provision for (benefit
 from) income taxes........      26,600          --        (5,937)(e)     46,376       (46,376)(f)      (1,782)           18,881
Equity in loss of
 investees.................      (1,969)         --            --             --       (69,971)(j)          --           (71,940)
                             ----------    --------      --------       --------     ---------        --------        ----------
   Net income..............  $   76,719    $  1,037      $(15,368)      $ 98,771     $ (59,464)       $(85,161)       $   16,534
                             ==========    ========      ========       ========     =========        ========        ==========
Basic net income
   per common share........  $      .64                                                                               $      .14
                             ==========                                                                               ==========
Diluted net income
   per common share........  $      .63                                                                               $      .12
                             ==========                                                                               ==========
Shares used in computing
   basic net income per
   common share............     119,341                                                                                  119,341
Shares used in computing
   diluted net income per
   common share(k)..........    135,067                                                                                  141,339


---------------
(a) We have eliminated the processing charges that we have paid to ASI for services performed for us at the K4 and the K1, K2 and K3 facilities under our supply agreements. Because we currently sell substantially all of K4's and K1, K2 and K3's services, the net revenue from the sale of these services to our customers is already reflected in our historical net revenues.

(b) Represents the amortization of goodwill related to our acquisition of K4 and our acquisition of K1, K2 and K3, assuming a ten-year life.

(c) Represents change in depreciation expense based on adjusted book values of acquired property, plant and equipment of K4 and of K1, K2 and K3.

(d) Represents the elimination of interest expense and foreign currency losses related to the debt of K4 and of K1, K2 and K3 which we have not assumed as part of the acquisition of K4 and will not assume as part of our acquisition of K1, K2 and K3. As it relates to the Acquisition of K4, interest expense, net includes (1) interest expense of $22.2 million on $625 million of senior and senior subordinated notes at an assumed weighted average interest rate of 9.65%, (2) $1.0 million of amortization of debt issuance costs, which are amortized over the life of the respective debt, and (3) net of $24.5 million of the K4 interest eliminated.

(e) Represents an income tax benefit due to the pro forma adjustments for interest expense.

(f) Represents the elimination of income tax expenses at K1, K2 and K3 due to the fact that profits of K1, K2 and K3 will be subject to a tax holiday in Korea.

(g) Represents (1) interest expense on $750.0 million of new secured bank debt and on $225.0 million of convertible notes at an assumed weighted average interest rate of 8.17% and (2) $5.6 million of amortization of debt issuance costs, which are amortized over the life of the respective debt.

(h) Represents interest on funds used to finance our $41.6 million investment in ASI made in October 1999 and cash used to repurchase accounts receivable of $71.5 million and to fund transaction costs and expenses net of interest savings as a result of the pay down of $15.5 million of our existing debt.

(i) Represents fees paid by us under our accounts receivable sale agreement.

(j) Represents our equity in the loss of ASI, including $51.5 million of amortization of the difference between the cost of our investment over the underlying equity in net assets of ASI, assuming that the investment occurred on January 1, 1999.

(k) Shares used in computing the diluted pro forma as adjusted net income per common share for the year ended December 31, 1999 give effect to the conversion into common stock of our Series A preferred stock we intend to issue in a private placement and the exercise of outstanding stock options. On a pro forma as adjusted basis, the conversion of convertible subordinated notes is not dilutive.

Item 5(c) is restated, in its entirety, as follows:

c) MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements within the meaning of the federal securities laws, including statements regarding: (1) the anticipated growth in the market for our products, (2) our anticipated capital expenditures and financing needs, (3) our expected capacity utilization rates,
(4) our belief as to our future operating performance, (5) our proposed acquisition of K1, K2 and K3 and our proposed investment in ASI, including the financing of these transactions, (6) future won/dollar exchange rates, (7) the future of our relationship with ASI and (8) other matters that are not historical facts. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following discussion as well as in "Risk Factors" and "Business." The following discussion provides information and analysis of our results of operations for the three years ended December 31, 1999 and our liquidity and capital resources. You should read the following discussion in conjunction with "Selected Historical Consolidated Financial Data of Amkor" and our consolidated financial statements and the related notes, included elsewhere in this report.

OVERVIEW

     From 1995 to 1999, our net revenues increased from $932.4 million to $1,910.0 million. We generate revenues primarily from the sale of semiconductor packaging and test services. Historically we performed these services at our three factories in the Philippines and subcontracted for additional services with ASI which operated four packaging and test facilities in Korea. In May 1999, we acquired K4, one of ASI's packaging and test facilities, and we intend to acquire ASI's remaining packaging and test facilities, K1, K2, and K3 during the second quarter of 2000. Since 1998, we have also generated revenue by marketing the wafer fabrication services performed by the wafer fabrication facility owned by ASI. If we complete our proposed acquisition of K1, K2 and K3, we will no longer depend upon ASI for packaging or test services, but we will continue to market ASI's wafer fabrication services.

     Historically, prices for our packaging and test services and wafer fabrication services have declined over time. Beginning in 1997, a worldwide slowdown in demand for semiconductor devices led to excess capacity and increased competition. As a result, price declines in 1998 accelerated. From 1996 through 1999, we were able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages. We cannot assure you that we will be able to offset any such price declines in the future. In addition, beginning in the third quarter of 1999, demand for packaging and test services increased significantly, which reduced the decline in average selling prices.

     We depend on a small group of customers for a substantial portion of our revenues. In 1997, 1998 and 1999, we derived 40.1%, 35.3% and 30.6, respectively, of our net revenues from sales to five packaging and test customers, with 23.4%, 20.6% and 14.1% of our net revenues, respectively, derived from sales to Intel Corporation. In addition, during 1998 and 1999, we derived 7.4% and 15.3%, respectively, of our net revenues from wafer fabrication services, and we derived substantially all of these revenues from Texas Instruments.

     Historically, our cost of revenues has consisted principally of: (1) service charges paid to ASI for packaging and test services performed for us,
(2) costs of materials and (3) labor and other costs at our factories in the Philippines and at K4 after our acquisition of that factory in May 1999. Service charges paid to ASI and our gross margins on sales of services performed by ASI have been set in accordance with our supply agreements with ASI, which provide for periodic pricing adjustments based on changes in forecasted demand, product mix, capacity utilization and fluctuations in exchange rates, as well as our mutual long-term strategic interests. Fluctuations in service charges we pay to ASI have historically had a significant effect on our gross margins. In addition, our gross margins on sales of services performed by ASI have generally been lower than our gross margins on sales of services performed by our factories in the Philippines, but we have not borne any of ASI's fixed costs. If we complete our proposed acquisition of

K1, K2 and K3 from ASI, we will bear all of the costs associated with these factories, but we will no longer pay service charges to ASI for packaging and test services. We will continue to incur costs of direct materials used in packages that we produce for our customers. Because a portion of our costs at our factories in the Philippines and Korea will remain fixed, increases or decreases in capacity utilization rates may continue to have a significant effect on our gross profit. The unit cost of packaging and test services generally decreases as fixed charges, such as depreciation expense on our equipment, are allocated over a larger number of units produced.

     In order to meet customer demand for our laminate packages, we have made significant investments to expand our capacity in the Philippines. In connection with our newest factory in the Philippines, P3, in 1996 we expensed $15.5 million of pre-operating and start-up costs and in the first six months of 1997 we incurred $16.6 million of initial operating losses. This factory operated at substantially less than full capacity during these periods while our customers were completing qualification procedures for the production of laminate packages at this factory. During the last six months of 1997 and in 1998 and in 1999, we significantly increased utilization at P3 due to continued growth in demand for laminate packages. As a result, P3 contributed positive gross margins throughout 1998 and 1999.

Relationship with ASI

     Through our supply agreements with ASI, we historically have had a first right to substantially all of the packaging and test services capacity of ASI and the exclusive right to all of the wafer output of ASI's wafer fabrication facility. During 1997, 1998 and 1999, we derived approximately 68%, 69% and 60%, respectively, of our net revenues and approximately 42%, 49% and 38%, respectively, of our gross profit from sales of services performed for us by ASI. In addition, ASI has derived nearly all of its revenues from services sold by us. Historically, ASI has directly sold packaging and test services in Japan and Korea. In January 1998, we assumed the marketing rights for packaging and test services in Japan from ASI, and we expect to assume marketing rights for such services in Korea upon completion of our proposed acquisition of K1, K2 and K3. In January 1998, we also began marketing wafer fabrication services provided by ASI's new semiconductor wafer fabrication facility.

     Upon completion of our proposed acquisition of K1, K2 and K3, we will no longer receive any packaging and test services from ASI. However, we expect to continue to have certain contractual and other business relationships with ASI, primarily our wafer fabrication services supply agreement. Under this supply agreement, we will continue to have the exclusive right to all of the wafer output of ASI's wafer fabrication facility, and we expect to continue to purchase all of ASI's wafer fabrication services. Furthermore, we will own approximately 43% of ASI's outstanding voting stock after our investment in ASI and the anticipated conversion of an additional W150 billion (approximately $132.0 million) of ASI's debt to equity by ASI's creditor banks. Accordingly, we will report ASI's results in our financial statements through the equity method of accounting. Our company and ASI will also continue to have close ties due to our overlapping ownership and management.

     For more information concerning our relationship with ASI, you should read "Risk Factors -- Relationship with ASI," "Risk Factors -- Potential Conflicts of Interest with ASI," "Our Acquisition of ASI's Packaging and Test Business and Investment in ASI" and "-- Liquidity and Capital Resources."

Financial Impact of Our Acquisition of K1, K2 and K3 and Investment in ASI on Our Results of Operations

     If we complete our proposed acquisition of K1, K2 and K3 and our proposed investment in ASI, we expect there will be significant changes in our future financial results. Because we already sell substantially all of the output of K1, K2 and K3, there will not be a significant change in our revenues. We expect our gross margin to increase significantly as the K1, K2 and K3 factories would no longer be subject to our supply agreement with ASI. The factories that we currently own operate with gross margins significantly higher than the margins we achieve under our supply agreement with ASI. However, our operating expenses will increase as we will absorb the research and development, general and administrative expenses related to the operations of K1, K2 and K3. Our interest expense will also increase due to the debt we will incur to finance our proposed acquisition and investment. We expect our overall effective tax rate to decrease due to the fact that the profits of K1, K2 and K3 will be subject to a tax holiday in Korea. The tax holiday will apply to 100% of the profits of K1, K2 and K3 for seven years and then to 50% of such profits for three additional years. Because of our equity investment in ASI, we will be required to record our increased proportionate share of ASI's net income, net of the amortization of goodwill incurred in the acquisition of our equity interest in ASI.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenues for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Net revenues................................................  100.0%   100.0%   100.0%
Gross profit................................................   14.6%    16.6%    17.4%
Operating income............................................    6.9%     8.5%     9.2%
Income before income taxes, equity in income (loss) of
  investees and minority interest...........................    4.2%     6.4%     5.5%
Net income..................................................    3.0%     4.8%     4.0%
EBITDA......................................................   12.1%    15.5%    18.1%

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Net Revenues. Net revenues increased $342.0 million, or 21.8%, to $1,910.0 million in 1999 from $1,568.0 million in 1998. Packaging and test net revenues increased 11.4% to $1,617.2 million in 1999 from $1,452.3 million in 1998. For the same one-year periods, wafer fabrication net revenues increased to $292.7 million from $115.7 million.

     The increase in packaging and test net revenues was primarily attributable to a significant increase in unit volumes, which more than offset significant average selling price erosion across all product lines. The average selling price erosion was most severe in the second half of 1998 and has slowed during 1999 due to increases in product demand and decreases in excess factory capacity. Offsetting this erosion in average selling prices was an overall unit volume increase of approximately 30%. Growth in demand for our services was driven by our customers in the PC and telecommunications industries. Particularly strong was the demand for packages used in cellular phones and internet enabling equipment. In addition, changes in the mix of products we are selling, to more advanced and laminate packages, also provided an offset to overall price erosion. During 1999, advanced and laminate packages, which have higher average selling prices than traditional leadframe products, accounted for 60.2% of packaging and test net revenues compared to 53.8% in 1998.

     The significant increase in wafer fabrication net revenues represents the production ramp-up of the wafer fabrication facility, which began operation in January 1998 and did not commence producing at near full installed capacity until the beginning of 1999. ASI plans to expand the capacity of the wafer fabrication facility from 18,000 wafers to 22,000 wafers per month by the end of the first quarter of 2000.

     Gross Profit. Gross profit increased $71.9 million, or 27.6%, to $332.7 million, or 17.4% of net revenues, in 1999 from $260.8 million, or 16.6% of net revenues, in 1998.

     Gross margins were positively impacted by:

     - Improved gross margin on the output of K4 following our acquisition of K4 in May 1999.

     - Increasing unit volumes during the third and fourth quarter of 1999, which permitted better absorption of our factories' substantial fixed costs, resulting in a lower manufacturing cost per unit and improved gross margins.

     The positive impact on gross margins was partially offset by:

     - Increasing contribution to total revenues from our low margin wafer fabrication services business. In 1999 wafer fabrication services net revenues represented 15.3% of total net revenues compared to 7.4% of total net revenues in 1998. In addition, beginning in 1999, our contractual gross margin for this business under our supply agreement with ASI was reduced to 10% from 15% in 1998; and

     - Significant average selling price erosion across all product lines.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $25.4 million, or 21.2%, to $145.2 million, or 7.6% of net revenues, in 1999 from $119.8 million, or 7.6% of net revenues, in 1998. The increase in these costs was due to:

     - Increased headcount and related personnel costs at our marketing, sales and wafer fabrication departments;

     - Increased headcount and related personnel costs at our P3 factory, which continued to increase production capacity; and

     - Increased costs related to the consolidation of K4 factory operations during the second quarter of 1999 and general and administrative expenses, including fees paid to ASI under the transition services agreement.

     Research and Development. Research and development expenses increased $3.2 million, or 38.6%, to $11.4 million, or 0.6% of net revenues, in 1999 from $8.3 million, or 0.5% of net revenues, in 1998. Increased research and development expenses resulted from increased headcount and general development activities, primarily the expansion of our Chandler, Arizona-based research facility.

     Other (Income) Expense. Other expenses increased $38.8 million, or 121.2%, to $70.8 million, or 3.7% of net revenues, in 1999 from $32.0 million, or 2.0% of net revenues, in 1998. The net increase in other expenses was primarily a result of:

     - Increase in interest expense of $27.4 million. The increased interest expense resulted from the May 1999 issuance of senior and senior subordinated notes to fund the K4 acquisition, which more than offset the decrease in interest expense resulting from the application of the proceeds from our initial public offering in May 1998 against outstanding debt;

     - Decrease in foreign exchange losses of $4.2 million resulting from the stabilization of the Philippine peso since the first quarter of 1998; and

     - Increase in other expenses, which in 1999 included a $17.4 million non-cash charge associated with the early conversion of $153.6 million of our outstanding convertible subordinated notes in the fourth quarter.

     Income Taxes. Our effective tax rate in 1999 and 1998 was 25.3% and 29.0%, respectively (after giving effect to the pro forma adjustment for income taxes). The decrease in the effective tax rate in 1999 was due to the higher operating profits at our factories that operate with tax holidays.

     We have structured our global operations to take advantage of lower tax rates in certain countries and tax incentives extended to encourage investment. The tax returns for open years are subject to changes upon final examination. Changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased effective tax rates for us.

     Minority Interest. Minority interest represented ASI's ownership in the consolidated net income of Amkor/Anam Pilipinas, Inc. ("AAP"). Accordingly, until the second quarter of 1998, we recorded a minority interest expense in our consolidated financial statements relating to the minority interest in the net income of AAP. In the second quarter of 1998, we purchased ASI's 40% interest in AAP and, as a result, we now own substantially all of the common stock of AAP. The acquisition of the minority interest resulted in the elimination of the minority interest liability and in additional goodwill amortization of approximately $2.5 million per year.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Net Revenues. Net revenues increased $112.2 million, or 7.7%, to $1,568.0 million in 1998 from $1,455.8 million in 1997. Packaging and test net revenues were relatively unchanged in 1998 compared to 1997. However, net revenues from wafer fabrication services have ramped up since operations began in January 1998 and accounted for substantially all of the increase in net revenues. In addition, beginning in January 1998, we assumed marketing rights for packaging and test services in Japan from ASI.

     Total unit volumes increased during 1998 compared to 1997. This increase was primarily due to increases in volumes of laminate packages, which more than doubled compared to 1997. Our advanced leadframe packages also increased in volume, but unit volumes for traditional leadframe packages declined. Although traditional leadframe packages accounted for more than 65% of our total unit volume for 1998, the shift to laminate packages significantly impacted revenues because each laminate package had an average selling price significantly higher than the average selling price of a traditional leadframe package. Laminate and advanced leadframe packages accounted for 53.8% of packaging and test net revenues in 1998 compared to 38.7% in 1997. This trend was consistent throughout 1998.

     Gross Profit. Gross profit increased $47.7 million, or 22.4%, to $260.8 million in 1998 from $213.1 million in 1997. Gross margin improved to 16.6% in 1998 from 14.6% in 1997. The following factors contributed to higher gross margins in 1998:

     - Gross margins on packaging and test services provided by ASI improved as a result of the supply agreements entered into in January 1998;

     - Gross margins at P3, which incurred significant pre-operating and start-up costs and initial operating losses in the first half of 1997, improved primarily as a result of increased volumes and better absorption of fixed costs; and

     - Gross margins improved as a result of the positive impact from wafer fabrication revenues during 1998 compared to no revenue from wafer fabrication in 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $16.1 million, or 15.5%, to $119.8 million in 1998 from $103.7 million in 1997. Selling, general and administrative expenses as a percentage of net revenues increased to 7.6% in 1998 from 7.1% in 1997. The increase was primarily due to: (1) higher administrative expenses at P3 as unit volumes continued to increase and (2) costs related to wafer fabrication services, which began in January 1998.

     Research and Development Expenses. Research and development expenses decreased $0.3 million, or 3.2%, to $8.3 million in 1998 from $8.5 million in 1997. Research and development expenses as a percentage of net revenues decreased to 0.5% in 1998 from 0.6% in 1997.

     Other (Income) Expense. Other (income) expense decreased $7.8 million to $32.0 million in 1998 from $39.8 million in 1997. The decline was primarily due to a reduction in net interest expense of $14.2 million to $18.0 million in 1998 from $32.2 million in 1997. We used a portion of the proceeds from our initial public offering in May 1998 to repay much of our outstanding debt. Additionally, we accumulated a significant cash balance. An increase in foreign exchange losses, due to fluctuations in the Philippine peso, partly offset lower interest expense.

     Income Taxes. Our effective tax rate, after giving effect to the pro forma adjustment for income taxes, was 29.0% in 1998 compared to an effective tax rate of 17.5% in 1997. The lower effective tax rate in 1997 was due to the recognition of deferred tax assets on currency losses for Philippine tax reporting purposes, which are not recognized for financial reporting purposes. This decrease was offset by increases in the effective rate resulting from non-deductible losses at P3 where we have a tax holiday until the end of 2002. To the extent P3 is profitable, our effective tax rate related to our operations in the Philippines during this tax holiday will be less than the statutory rate of 35% in the Philippines. In 1997 we recognized deferred tax benefits from unrealized foreign exchange losses which are recognized in the Philippines for tax reporting purposes and relate to unrecognized net foreign exchange losses on U.S. dollar denominated monetary assets and liabilities. These losses are not recognized for financial reporting purposes because the

U.S. dollar is our functional currency. These losses will be realized for tax reporting purposes in the Philippines upon settlement of the related asset or liability. The benefit derived from unrealized foreign exchange losses was partially offset by an increase in the valuation allowance. We concluded that it was more likely than not that we could realize a portion of these tax benefits in the Philippines within the three year loss carryforward period. We recorded a valuation allowance for the remaining tax benefits where we could not reach such a conclusion.

     Equity in Income (Loss) of ASI. In 1997, we recognized a loss of $17.3 million resulting principally from the impairment of value in our investment in ASI. In February 1998, we disposed of our investment in ASI's common stock.

     Minority Interest. Minority interest represented ASI's ownership in the consolidated net income of AAP, one of our subsidiaries in the Philippines. During 1997, as a result of a settlement of an intercompany loan, which otherwise had no effect on our combined pretax income, AAP reported a net loss as a separate entity. Accordingly, we recorded a minority interest benefit in our consolidated financial statements related to the minority interest in the net loss.

     In the second quarter of 1998, we purchased ASI's 40% interest in AAP, and, as a result, we now own substantially all of the common stock of AAP. The purchase of the minority interest resulted in the elimination of the minority interest liability and goodwill amortization of approximately $2.5 million per year.

QUARTERLY RESULTS

     The table below sets forth unaudited consolidated financial data, including as a percentage of net revenues, for the last eight fiscal quarters ended December 31, 1999. Our results of operations have varied and may continue to vary from quarter to quarter and are not necessarily indicative of the results of any future period. In addition, in light of our recent growth, including as a result of our acquisition of the K4 packaging and test factory from ASI in May 1999, we believe that you should not rely on period-to-period comparisons as an indication of our future performance.

     We believe that we have included in the amounts stated below all necessary adjustments, consisting only of normal recurring adjustments, to present fairly our selected quarterly data. You should read our selected quarterly data in conjunction with our consolidated financial statements and the related notes, included elsewhere in this report.

     Our net revenues, gross profit and operating income are generally lower in the first quarter of the year as compared to the fourth quarter of the preceding year primarily due to the combined effect of holidays in the U.S., the Philippines and Korea. Semiconductor companies in the U.S. generally reduce their production during the holidays at the end of December which results in a significant decrease in orders for packaging and test services during the first two weeks of January. In addition, we typically close our factories in the Philippines for holidays in January, and we and ASI close our factories in Korea for holidays in February.

     The semiconductor industry experienced a general slowdown during 1998. As a result, our packaging and test net revenues decreased by 3.5% from the first quarter of 1998 to the fourth quarter of 1998. The decrease in packaging and test net revenue was offset by significant growth in net revenues from wafer fabrication services. Net revenues from wafer fabrication services, which represented less than 1% of net revenues in the first quarter of 1998, increased to 16.4% of net revenues in the fourth quarter of 1998.

     In May 1999 we purchased the K4 factory from ASI. The acquisition resulted in improved gross margins due to the difference in margins between company-owned factories and factory services provided by ASI under our supply agreement. To purchase K4, we issued $625 million of senior and senior subordinated notes. This has resulted in increased interest expense.

                                                                            QUARTER ENDED
                                      -----------------------------------------------------------------------------------------
                                      MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                        1998        1998       1998        1998       1999        1999       1999        1999
                                      ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues........................  $371,733    $384,724   $386,718    $424,808   $ 419,957   $449,925   $501,816    $538,274
Cost of revenues -- including
  purchases from ASI................   310,056     317,106    321,758     358,230     357,382    383,162    404,327     432,355
                                      --------    --------   --------    --------   ---------   --------   --------    --------
    Gross profit....................    61,677      67,618     64,960      66,578      62,575     66,763     97,489     105,919
                                      --------    --------   --------    --------   ---------   --------   --------    --------
Operating expenses:
  Selling, general and
    administrative..................    28,715      28,939     30,017      32,175      30,106     35,017     40,376      39,734
  Research and development..........     2,057       1,938      2,109       2,147       2,251      2,843      2,990       3,352
                                      --------    --------   --------    --------   ---------   --------   --------    --------
        Total operating expenses....    30,772      30,877     32,126      34,322      32,357     37,860     43,366      43,086
                                      --------    --------   --------    --------   ---------   --------   --------    --------
Operating income....................    30,905      36,741     32,834      32,256      30,218     28,903     54,123      62,833
                                      --------    --------   --------    --------   ---------   --------   --------    --------
Net income..........................  $  8,812    $ 26,119   $ 20,874    $ 19,655   $  18,925   $ 11,520   $ 26,088      20,186
                                      ========    ========   ========    ========   =========   ========   ========    ========
Pro forma net income................  $  9,640    $ 20,791
                                      ========    ========
Basic net income per common share...  $    .11    $    .25   $    .18    $    .17   $     .16   $    .10   $    .22    $    .16
                                      ========    ========   ========    ========   =========   ========   ========    ========
Diluted net income per common
  share.............................  $    .11    $    .24   $    .17    $    .16   $     .16   $    .10   $    .21    $    .16
                                      ========    ========   ========    ========   =========   ========   ========    ========
Basic pro forma net income per
  common share......................  $    .12    $    .20
                                      ========    ========
Diluted pro forma net income per
  common share......................  $    .12    $    .19
                                      ========    ========

                                                                             QUARTER ENDED
                                       -----------------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                         1998        1998       1998        1998       1999        1999       1999        1999
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
Net revenues.........................    100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%
Cost of revenues -- including
  purchases from ASI.................     83.4       82.4        83.2       84.3        85.1       85.2        80.6       80.3
                                         -----      -----       -----      -----       -----      -----       -----      -----
    Gross profit.....................     16.6       17.6        16.8       15.7        14.9       14.8        19.4       19.7
                                         -----      -----       -----      -----       -----      -----       -----      -----
Operating expenses:
  Selling, general and
    administrative...................      7.7        7.5         7.8        7.6         7.2        7.8         8.0        7.4
  Research and development...........      0.6        0.5         0.5        0.5         0.5        0.6         0.6         .6
                                         -----      -----       -----      -----       -----      -----       -----      -----
        Total operating expenses.....      8.3        8.0         8.3        8.0         7.7        8.4         8.6        8.0
                                         -----      -----       -----      -----       -----      -----       -----      -----
Operating income.....................      8.3        9.6         8.5        7.6         7.2        6.4        10.8       11.7
                                         -----      -----       -----      -----       -----      -----       -----      -----
Net income...........................      2.4%       6.8%        5.4%       4.6%        4.5%       2.6%        5.2%       3.8%
                                         =====      =====       =====      =====       =====      =====       =====      =====
Pro forma net income.................      2.6%       5.4%
                                         =====      =====

     Prior to our reorganization in April 1998, our predecessor, AEI, elected to be taxed as an S Corporation under the Code and comparable state tax laws. As a result, AEI did not recognize any provision for federal income tax expense from January 1, 1994 through April 28, 1998. In accordance with applicable SEC regulations, we have provided in our consolidated financial statements the pro forma adjustments for income taxes (unaudited) to reflect the additional U.S. federal income taxes which we would have recorded if AEI had been a C Corporation during these periods.

     Our operating results have varied significantly from period to period and may continue to vary in the future due to a variety of factors. For more information on the risks affecting our operating results, see the risk factors entitled "Declining Average Selling Prices," "Dependence on Highly Cyclical Semiconductor and Electronic Products Industries," "Relationship with ASI," "Absence of Backlog," "Customer Concentration," "Risks Associated with Our Wafer Fabrication Business," "Rapid Technological Change," "Competition" and "Protection of Intellectual Property."

LIQUIDITY AND CAPITAL RESOURCES

     Our ongoing primary cash needs are for equipment purchases, factory expansions, interest and principal payments on our debt and working capital, in addition to our acquisitions and investments.

     In February 2000, we reached an agreement with ASI to acquire K1, K2 and K3 for a purchase price of approximately $950.0 million and to make a $459.0 additional investment in ASI. This agreement supersedes our remaining commitment to invest $108.4 million in ASI, out of the total $150 million we committed to invest. We intend to finance our proposed acquisition and investment with the proceeds of our proposed $410.0 million equity financing, $750.0 million of new secured bank debt, $225.0 million of proposed new convertible subordinated notes and cash on hand. The new secured bank debt will be drawn from a new $850.0 million secured bank facility, which will provide for amortization of the drawn amount over a five to five and one-half year period and quarterly principal and interest payments. See "Our Acquisition of ASI's Packaging and Test Business and Investment in ASI -- Proposed Financing."

     In May 1998, we consummated our initial public offering of 35,250,000 shares of common stock and $207 million principal amount of convertible subordinated notes due May 1, 2003. We used the net proceeds of approximately $558 million primarily to repay approximately $264 million of short-term and long-term debt and approximately $86 million of amounts due to Anam USA, Inc., a wholly-owned financing subsidiary of ASI, and to purchase for $34 million ASI's 40% interest in AAP. The remaining amount of net proceeds was available for capital expenditures and working capital.

     On May 17, 1999 we completed an asset purchase of ASI's newest and largest packaging and test factory, K4, excluding cash and cash equivalents, notes and accounts receivables, intercompany accounts and existing claims against third parties. The purchase price for K4 was $575 million, plus the assumption of approximately $7 million of employee benefit liabilities. In conjunction with our purchase of K4, we completed a private placement in May 1999 to raise $425 million in senior notes and $200 million in senior subordinated notes. The senior notes mature in May 2006 and have a coupon rate of 9.25%. The senior subordinated notes mature in 2009, and have a coupon rate of 10.5%. We are required to pay interest semi-annually in May and November for all of the notes.

     Under the terms of our trade receivables securitization agreement, a commercial financial institution is committed to purchase, with limited recourse, all right, title and interest in up to $100 million in eligible receivables, as defined in the agreement. In connection with our proposed incurrence of new secured bank debt for the proposed acquisition of K1, K2 and K3 and the proposed investment in ASI, we plan to terminate this agreement.

     We have invested significant amounts of capital to increase our packaging and test services capacity. During the last three years we have constructed our P3 factory, added capacity in our other factories in the Philippines and constructed a new research and development facility in the U.S. In 1997, 1998 and 1999, we made capital expenditures of $179.0 million, $107.9 million and $242.4 million, respectively. We intend to spend approximately up to $400 million in additional capital expenditures in 2000, primarily for the expansion of our factories. We believe the increase in capital expenditures is necessary to expand our capacity to meet the growth in demand we expect in 2000. If we acquire the K1, K2 and K3 factories, we could incur significant additional capital expenditures.

     During the second quarter of 1999, we executed a letter with ASI committing to make a $150 million equity investment in ASI. Our commitment required that we invest this amount in installments of approximately $41 million in each of 1999, 2000 and 2001 and $27 million in 2002. In October, 1999 we made our initial investment in ASI. We purchased 10 million shares of common stock at price of W5,000 per share, or approximately $41.6 million dollars. As a result of this investment and the conversion of

ASI's debt to equity by ASI's creditor banks, we now own approximately 18% of ASI's voting stock. The remaining portion of this commitment has been superseded by our new agreement to invest an additional $459.0 million in ASI.

     At December 31, 1999, our debt consisted of $625 million of senior and senior subordinated notes, $6.5 million of borrowings classified as current liabilities, $9.0 million of long-term debt and capital lease obligations and $53.4 million of 5.75% convertible subordinated notes due 2003. We had $85.6 million in borrowing facilities with a number of domestic and foreign banks, of which $82.2 million remained unused. These facilities are typically revolving lines of credit and working capital facilities that are renewable annually and bear interest at rates ranging from 8.0% to 10.75%. Long-term debt and capital lease obligations outstanding have various expiration dates through April 2004 and bear interest at rates ranging from 5.8% to 13.8%.

     Covenants in the agreements governing our new $850 million secured bank facility, our existing $425 million of senior notes and $200 million of senior subordinated notes and any future indebtedness may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.

     Net cash provided by operating activities in 1997, 1998 and 1999 was $250.1 million, $238.0 million and $293.3 million, respectively. Net cash provided by (used in) financing activities in 1997, 1998 and 1999 was $(16.0) million, $62.0 million and $573.9 million, respectively.

     In the fourth quarter of 1999, the holders of our convertible subordinated notes converted $153.6 million of such notes into 12.1 million shares of common stock. In the fourth quarter 1999, we incurred a non-cash after-tax charge of approximately $13.9 million representing the fair market value of the shares of common stock issued in the conversion in excess of the shares required to be issued, which represents a premium for early retirement. In the first quarter of 2000 we expect to incur a similar charge in the amount of $0.3 million.

     Following our proposed acquisition of K1, K2 and K3 and our proposed investment in ASI, we believe that our existing cash balances, available credit lines, cash flow from operations and available equipment lease financing will be sufficient to meet our projected capital expenditures, debt service, working capital and other cash requirements for at least the next twelve months. We may require capital sooner than currently expected. We cannot assure you that additional financing will be available when we need it or, if available, that it will be available on satisfactory terms. In addition, the terms of the senior and senior subordinated notes sold by us in May 1999 significantly reduce our ability to incur additional debt. Failure to obtain any such required additional financing could have a material adverse effect on our company.

     In connection with our wafer fabrication facility agreement with Texas Instruments, our company and Texas Instruments agreed to revise certain payment and other terms contained in the Texas Instruments Manufacturing and Purchase Agreement. As part of the revision, Texas Instruments agreed to advance our company $20 million in June 1998 and another $20 million in December 1998. These advances represented prepayments of wafer fabrication facility services to be provided in the fourth quarter of 1998 and first quarter of 1999, respectively. We recorded these amounts as accrued expenses. In turn, we advanced these funds to ASI as prepayment for fabrication facility service charges. We completely offset the first $20 million advance to ASI against billings for wafer fabrication services performed for us by ASI in the fourth quarter of 1998 and offset the second $20 million advance to ASI against billings for wafer fabrication services performed for us by ASI in the first quarter of 1999. Under the terms of the revision to the Texas Instruments Manufacturing and Purchase Agreement, we remain ultimately responsible for reimbursing Texas Instruments if ASI fails to comply with the terms of the agreement.

Subchapter S Taxes and Distributions

     Prior to our reorganization in April 1998, our predecessor, AEI, elected to be taxed as an S Corporation under the Code and comparable state laws. As a result, ASI did not recognize any provision for federal income tax expense prior to April 28, 1998. Instead, up until the date the S Corporation status of AEI terminated, Mr. and Mrs. James Kim and certain trusts established for the benefit of other members of Mr. and Mrs. James Kim's family (the "Kim Family Trusts") had been obligated to pay U.S. federal and certain state income taxes on their allocable portion of the income of AEI. Under certain tax indemnification agreements, we are indemnified by such stockholders with respect to their proportionate share of any U.S. federal or state corporate income taxes attributable to the failure of AEI to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through April 28, 1998. The agreements in turn provide that, under certain circumstances, we will indemnify such stockholders if they are required to pay additional taxes or other amounts attributable to taxable years for which AEI filed tax returns claiming status as an S Corporation. AEI has made various distributions to Mr. and Mrs. Kim and the Kim Family Trusts which have enabled them to pay their income taxes on their allocable portions of the income of AEI. Such distributions totaled approximately $5.0 million and $33.1 million in 1997 and 1998, respectively. As a result of the finalization of the AEI tax returns in 1999, approximately $3.3 million of the 1998 distributions will be refunded to our company.

YEAR 2000 ISSUES

     We have been actively engaged in addressing year 2000 issues. These issues occur because many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

     At the date of this report, our systems have not experienced any year 2000 problems. We presently believe that the year 2000 problem will not pose significant operational problems for our business and operations on a going forward basis. While we have contingency plans in place for operational problems which may still arise as a result of year 2000 problems, we cannot assure you that the year 2000 problem will not pose significant operational problems or have a material adverse effect on our business, financial condition and results of operations in the future. Through the date of this report, costs incurred for year 2000 compliance have not been material.

     We are not aware of any material year 2000 problems encountered by our suppliers to date but have not yet obtained confirmations from our suppliers that they did not experience year 2000 problems. Accordingly, we cannot determine whether our suppliers have experienced year 2000 problems that may impact their ability to supply us with equipment and services. Further, we cannot determine the state of their year 2000 readiness. We cannot assure you that our suppliers will be successful in ensuring that their systems have been and will continue to be or will be year 2000 compliant or that their failure to do so will not harm our business.

MARKET RISK SENSITIVITY

     Our company is exposed to market risks, primarily related to foreign currency and interest rate fluctuations. In the normal course of business, we employ established policies and procedures to manage the exposure to fluctuations in foreign currency values and changes in interest rates.

Foreign Currency Risks

     Our company's primary exposures to foreign currency fluctuations is associated with Philippine peso-based transactions and related peso-based assets and liabilities, as well as Korean-won based transactions and related won-based assets and liabilities. The objective in managing this foreign currency exposure is to minimize the risk through minimizing the level of activity and financial instruments denominated in pesos and won. Although we have selectively hedged some of our currency exposure through short-term

(generally not more than 30 to 60 days) forward exchange contracts, the hedging activity to date has been immaterial.

     At December 31, 1999, the peso-based financial instruments primarily consisted of cash, non-trade receivables, deferred tax assets and liabilities, non-trade payables, accrued payroll, taxes and other expenses. Based on the portfolio of peso-based assets at December 31, 1999, a 20% increase in the Philippine peso to U.S. dollar exchange rate would result in a decrease of approximately $3 million, in peso-based net assets.

     At December 31, 1999, the won based financial instruments primarily consisted of cash, non-trade receivables, non-trade payables, accrued payroll, taxes and other expenses. Based on the portfolio of won-based assets at December 31, 1999, a 20% increase in the Korean won to U.S. dollar exchange rate would result in a decrease of less than $1 million, in won-based net assets.

Interest Rate Risks

     Our company has interest rate risk with respect to our investment in cash and cash equivalents, use of short-term borrowings and long-term debt, including the $206.9 million of convertible subordinated notes, $425.0 million of senior notes and $200.0 million of senior subordinated notes outstanding, and will have such risk with respect to the additional $225.0 million of convertible notes that we propose to issue in connection with our proposed acquisition of K1, K2, and K3 and proposed investment in ASI. Overall, we mitigate the interest rate risks by investing in short-term investments, which are due on demand or carry a maturity date of less than three months. In addition, both the short-term borrowings and long-term debt, excluding our convertible subordinated notes, senior notes and senior subordinated notes, have variable rates that reflect currently available terms and conditions for similar borrowings. As the convertible subordinated notes, senior notes and senior subordinated notes bear fixed rates of interest, the fair value of these instruments fluctuate with market interest rates. The fair value of the convertible subordinated notes is also impacted by the market price of our common stock.

     The table below presents the interest rates, maturity dates, principal cash flows and fair value of our fixed rate debt as of December 31, 1999.

                                             FIXED INTEREST
                   DEBT                           RATE         MATURITY DATE    PRINCIPAL    FAIR VALUE
                   ----                      --------------    -------------    ---------    ----------
                                                                                    (IN THOUSANDS)
Convertible Notes..........................      5.75%           May 2003       $ 53,435      $115,420
Senior Notes...............................      9.25%           May 2006       $425,000      $416,500
Senior Subordinated Notes..................      10.5%           May 2009       $200,000      $199,000

     Based on our conservative policies with respect to investments in cash and cash equivalents, use of variable rate debt, and the fact we currently intend to repay upon maturity our senior notes, senior subordinated notes the convertible subordinated notes (unless converted), we believe that the risk of potential loss due to interest rate fluctuations is not material.

Equity Price Risks

     Our outstanding convertible subordinated notes are convertible into common stock at $13.50 per share. As stated above, we intend to repay our convertible subordinated notes upon maturity, unless converted. If investors were to decide to convert their convertible subordinated notes to common stock, there would be no impact on our future earnings, other than a reduction in interest expense, unless such conversion were induced by us.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AMKOR TECHNOLOGY, INC.



                                       By: /s/ Kenneth T. Joyce
                                           ------------------------
                                           Kenneth T. Joyce
                                           Chief Financial Officer

                                       Dated:  March 17, 2000